EXHIBIT 99.1

First Mid-Illinois Bancshares, Inc. Announces First Quarter 2018 Results

MATTOON, Ill., April 25, 2018 (GLOBE NEWSWIRE) -- First Mid-Illinois Bancshares, Inc. (NASDAQ:FMBH) (the “Company”) today announced its financial results for the quarter ended March 31, 2018.

First Quarter Highlights

  Record quarterly net income of $8.4 million, or $0.66 diluted earnings per share
  Strong loan growth of $38.2 million, or 2.0%
  Announced plan to close First BancTrust Corporation acquisition May 1st, sooner than initially planned, helping drive cost savings in excess of original estimate

“We kicked off 2018 on a strong note with our highest quarterly net income ever,” said Joe Dively, Chairman and Chief Executive Officer.  “The first quarter results were led by strong loan growth, in what has historically been a seasonally soft quarter, and our continued asset quality improvement leading to minimal net charge-offs.”

“The First BancTrust Corporation (“First Bank”) acquisition is expected to close on May 1st and I could not be more pleased with the progress that has been made to date.  The cultural and organizational alignment is going well and we now expect to achieve cost savings in excess of our original estimates.  We are excited to join forces with First Bank and build upon the strong reputation and expand the products and services in the communities it serves,” Dively concluded.

Net Interest Income

Net interest income for the first quarter of 2018 declined by $0.3 million, or 1.2% compared to the fourth quarter of 2017.  The decrease was primarily driven by a $0.9 million reduction in total accretion income from the fourth quarter.  The first quarter of 2018 included a total of $0.6 million in accretion income.  Excluding the accretion reduction, net interest income increased by $0.6 million with growth in loan and investment income more than offsetting increases in deposit costs.

In comparison to the first quarter of 2017, net interest income increased by $0.4 million, or 1.9%.  The increase was primarily attributable to higher interest rates, which were partially offset by higher deposit costs.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.65% for the first quarter compared to 3.72% in the prior quarter and 3.63% in the first quarter last year.  The decline from the fourth quarter was driven by the lower tax rate impacting municipal securities and loans, which had a 7 basis point impact on the rate.  Excluding this change, the net interest margin would have been flat from the fourth quarter and an increase of 9 basis point from the prior year.  The year-over-year increase in the ratio was primarily due to higher yields on loans and investments, which outpaced the increase in cost of funds.

Loan Portfolio

Total loans increased by $38.2 million, or 2.0%, in the quarter and ended at $1.98 billion compared to $1.94 billion at the end of the prior quarter.  The first quarter is typically a seasonally soft quarter due to the paydown in agriculture operating loans.  While these paydowns still occurred, growth in commercial real estate and commercial and industrial outpaced the declines.  Loans declined by $30.3 million in the first quarter of last year.

Asset Quality

At March 31, 2018, nonperforming loans were 0.90% of total loans, which was consistent with the prior quarter.  Allowance for loan losses in the first quarter was 1.05% of total loans compared to 1.03% in the prior quarter, and the allowance for loan losses to non-performing loans was 116.2% versus 114.1% in the prior quarter.  Non-performing loans were $17.9 million, which was an increase of $0.4 million versus the prior quarter and a decrease of $9.8 million from the first quarter of last year.

Net charge-offs were $0.3 million during the first quarter compared to $1.0 million in the prior quarter.  The Company recorded a provision for loan losses of $1.1 million during the first quarter compared to $2.4 million in the fourth quarter of 2017 and $1.7 million in the first quarter of last year.

Deposits

Total deposits ended the quarter at $2.29 billion, which represented an increase of $17.3 million from the prior quarter and a decrease of $37.6 million from the same quarter last year.  The Company’s average rate on cost of funds was 0.32% for the quarter compared to 0.29% in the fourth quarter and 0.22% in the first quarter of 2017.  The Company continues to maintain a strong core deposit base.

Noninterest Income

Noninterest income for the first quarter of 2018 was $7.5 million compared to $7.2 million in the fourth quarter and $7.5 million in the first quarter of last year.  Noninterest income is traditionally higher in the first quarter due to the timing of insurance commission revenues.  Year-over-year non-interest income increased in trust, brokerage and debit card revenue and was offset by declines in insurance and service charges.

Noninterest Expenses

Noninterest expense for the first quarter totaled $18.4 million, or $0.8 million lower than the previous quarter.  The current quarter included $0.3 million in acquisition related costs.  In the fourth quarter, the Company recorded a $0.5 million loss on the sale of a former First Clover Leaf credit and approximately $0.4 million of additional stock compensation expense.

Noninterest expense also decreased by $0.8 million when compared to the first quarter of 2017.  During the first quarter of last year, the Company completed the bank merger and system conversion with First Clover Leaf recognizing $1.7 million of acquisition related costs.  The Company’s efficiency ratio, on a tax equivalent basis, for the first quarter 2018 was 57.2% compared to 60.1% for the same period last year.

 Regulatory Capital Levels and Dividend

The Company’s capital levels comfortably remained above the “well capitalized” levels and ended the period as follows:

Total capital to risk-weighted assets	13.07%
Tier 1 capital to risk-weighted assets	12.17%
Common equity tier 1 capital to risk-weighted assets	11.12%
Leverage ratio	10.06%

On April 25, 2018, the Board of Directors declared the Company’s next semi-annual dividend, on a pro-rated basis, of $0.05 for shareholders of record on June 1st and payable on June 8th.  On April 13th, the Company issued a press release announcing a pro-rated semi-annual dividend of $0.29 payable on April 30th in order to align the timing of dividend payments with the closing of its acquisition of First Bank.  The combined April 30th and June 8th dividends total $0.34, which represents an increase of 6.3% over the dividend paid in the first half of 2017.

Capital Raise

Under the previously announced ‘at-the-market’ equity offering, during the quarter ended March 31, 2018, the Company did not sell any shares.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”), Mid-Illinois Data Services, Inc., and First Mid Insurance Group.  Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a $2.8 billion community-focused organization that provides financial services through a network of 52 banking centers in 37 Illinois and Missouri communities as well as a loan production office in Indiana.  More information about the Company is available on our website at www.firstmid.com.  Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Non-GAAP Measures:  In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures.  The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance.  Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.  These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”.  While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP.  These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements:  This document may contain certain forward-looking statements about First Mid-Illinois Bancshares, Inc. (“First Mid”) and First BancTrust Corporation (“First Bank”), such as discussions of First Mid’s and First Bank’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid and First Bank intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and First Bank, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between First Mid and First Bank will not be realized or will not be realized within the expected time period; the risk that integration of the operations of First Bank with First Mid will be materially delayed or will be more costly or difficult than expected; the inability to complete the proposed transactions due to the failure to obtain the required stockholder approval; the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the transaction on customer relationships and operating results; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of First Mid and First Bank; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s and First Bank’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid and First Bank; and accounting principles, policies and guidelines. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:  Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

– Tables Follow –

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	As of
	March 31,	December 31,	March 31,
	2018	2017	2017

Assets
Cash and cash equivalents	$54,835	$88,879	$113,250
Investment securities	640,905	649,596	770,262
Loans (including loans held for sale)	1,977,697	1,939,501	1,795,662
Less allowance for loan losses	(20,771)	(19,977)	(17,846)
Net loans	1,956,926	1,919,524	1,777,816
Premises and equipment, net	37,833	38,266	39,517
Goodwill and intangibles, net	70,324	70,829	70,076
Bank owned life insurance	42,159	41,883	41,600
Other assets	34,364	32,562	36,925
Total assets	$2,837,346	$2,841,539	$2,849,446

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$478,303	$480,283	$456,038
Interest bearing	1,813,588	1,794,356	1,873,491
Total deposits	2,291,891	2,274,639	2,329,529
Repurchase agreement with customers	132,435	155,388	143,864
Other borrowings	69,399	70,351	53,205
Junior subordinated debentures	24,021	24,000	23,938
Other liabilities	9,013	9,197	8,172
Total liabilities	2,526,759	2,533,575	2,558,708

Total stockholders' equity	310,587	307,964	290,738
Total liabilities and stockholders' equity	$2,837,346	$2,841,539	$2,849,446

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,
	2018	2017
Interest income:
Interest and fees on loans	$21,007	$19,927
Interest on investment securities	4,081	4,040
Interest on federal funds sold & other deposits	70	215
Total interest income	25,158	24,182
Interest expense:
Interest on deposits	1,262	879
Interest on securities sold under agreements to repurchase	59	40
Interest on other borrowings	383	274
Interest on subordinated debt	259	217
Total interest expense	1,963	1,410
Net interest income	23,195	22,772
Provision for loan losses	1,055	1,722
Net interest income after provision for loan	22,140	21,050
Non-interest income:
Trust revenues	1,077	930
Brokerage commissions	665	505
Insurance commissions	1,487	1,625
Service charges	1,635	1,712
Securities gains, net	20	0
Mortgage banking revenues	161	193
ATM/debit card revenue	1,604	1,568
Other	838	963
Total non-interest income	7,487	7,496
Non-interest expense:
Salaries and employee benefits	10,194	9,935
Net occupancy and equipment expense	3,273	3,133
Net other real estate owned (income) expense	76	18
FDIC insurance	281	179
Amortization of intangible assets	505	547
Stationary and supplies	211	185
Legal and professional expense	1,137	831
Marketing and donations	354	294
Other	2,343	4,080
Total non-interest expense	18,374	19,202
Income before income taxes	11,253	9,344
Income taxes	2,863	3,080
Net income	$8,390	$6,264

Per Share Information
Basic earnings per common share	$0.66	$0.50
Diluted earnings per common share	0.66	0.50

Weighted average shares outstanding	12,671,017	12,475,728
Diluted weighted average shares outstanding	12,688,247	12,485,743

FIRST MID-ILLINOIS BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30	March 31
	2018	2017	2017	2017	2017

Loan Portfolio
Construction and land development	$109,076	$107,594	$77,179	$68,681	$58,304
Farm loans	122,564	127,183	126,096	123,420	123,061
1-4 Family residential properties	289,899	293,667	301,897	310,522	319,713
Multifamily residential properties	60,881	61,798	72,323	72,492	74,714
Commercial real estate	699,142	681,757	647,184	632,492	624,372
Loans secured by real estate	1,281,562	1,271,999	1,224,679	1,207,607	1,200,164
Agricultural loans	74,336	86,631	81,383	79,759	76,757
Commercial and industrial loans	458,697	444,263	443,473	421,280	400,810
Consumer loans	28,784	29,749	30,074	32,814	34,962
All other loans	134,318	106,859	87,953	84,174	82,969
Total loans	1,977,697	1,939,501	1,867,562	1,825,634	1,795,662

Deposit Portfolio
Non-interest bearing demand deposits	$478,303	$480,283	$430,036	$425,344	$456,037
Interest bearing demand deposits	707,759	700,376	678,302	714,918	718,699
Savings deposits	374,594	359,065	364,277	368,220	372,815
Money Market	389,020	390,880	423,486	450,685	440,551
Time deposits	342,215	344,035	321,376	330,239	341,427
Total deposits	2,291,891	2,274,639	2,217,477	2,289,406	2,329,529

Asset Quality
Non-performing loans	$17,869	$17,513	$19,788	$17,125	$27,652
Non-performing assets	19,849	20,347	22,051	21,559	30,085
Net charge-offs	261	1,022	1,109	1,477	629
Allowance for loan losses to non-performing loans	116.24%	114.07%	93.94%	106.33%	64.54%
Allowance for loan losses to total loans outstanding	1.05%	1.03%	1.00%	1.00%	0.99%
Nonperforming loans to total loans	0.90%	0.90%	1.06%	0.94%	1.54%
Nonperforming assets to total assets	0.70%	0.72%	0.79%	0.76%	1.06%

Common Share Data
Common shares outstanding	12,677,846	12,660,748	12,618,026	12,505,873	12,483,787
Book value per common share	$24.50	$24.32	$24.68	$24.06	$23.29
Tangible book value per common share	$18.95	$18.73	$19.03	$18.50	$17.68
Market price of stock	$36.45	$38.54	$38.40	$34.10	$33.84

Key Performance Ratios and Metrics
End of period earning assets	$2,634,223	$2,602,578	$2,566,809	$2,604,505	$2,624,399
Average earning assets	2,625,684	2,581,277	2,605,652	2,615,792	2,633,227
Average rate on average earning assets (tax equivalent)	3.95%	4.01%	3.96%	4.08%	3.85%
Average rate on cost of funds	0.32%	0.29%	0.28%	0.24%	0.22%
Net interest margin (tax equivalent)	3.65%	3.72%	3.68%	3.84%	3.63%
Return on average assets	1.18%	0.66%	1.08%	1.16%	0.88%
Return on average common equity	10.86%	5.95%	9.95%	11.11%	8.77%
Efficiency ratio (tax equivalent) [1]	57.16%	59.08%	54.54%	53.17%	59.90%
Full-time equivalent employees	591	592	584	590	590

[1] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Non-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.

FIRST MID-ILLINOIS BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30	March 31
	2018	2017	2017	2017	2017

Net interest income as reported	$23,195	$23,475	$22,873	$23,953	$22,772
Net interest income, (tax equivalent)	23,660	24,332	23,729	24,844	23,620
Average earning assets	2,625,685	2,581,277	2,605,652	2,615,792	2,633,227
Net interest margin (tax equivalent) [1]	3.65%	3.72%	3.68%	3.84%	3.63%

Common stockholder's equity	$310,587	$307,964	$311,431	$300,891	$290,738
Goodwill and intangibles, net	70,324	70,829	71,331	69,517	70,076
Common shares outstanding	12,678	12,661	12,618	12,506	12,484
Tangible Book Value per common share	$18.95	$18.73	$19.03	$18.50	$17.68

Common equity tier 1 capital	$254,487	$246,798	$247,104	$237,764	$238,102
Risk weighted assets	2,289,235	2,290,253	2,184,812	2,185,041	2,171,056
Common equity tier 1 capital to risk weighted assets [2]	11.12%	10.78%	11.31%	10.88%	10.97%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 21% during 2018 and 35% during 2017 and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.